Exhibit 99.1

Resideo Completes Acquisition of First Alert, Inc.

Scottsdale, Ariz., April 1, 2022 – Resideo Technologies, Inc. (NYSE: REZI), a leading global provider of home comfort and security solutions and distributor of commercial and residential security and audio-visual products, today announced that it has completed the acquisition of First Alert, Inc., a leading provider of home safety products, from Newell Brands Inc. (Nasdaq: NWL).

Based in Aurora, Illinois, First Alert is a leader in the home safety market with an omni-channel presence serving end users directly through retail and e-commerce channels and professional contractors through relationships with distributors and homebuilders. First Alert offers a comprehensive portfolio of detection and suppression devices including smoke alarms, carbon monoxide (CO) alarms, combination alarms, connected fire and CO devices, and fire extinguishers and other suppression solutions. Products are marketed through the First Alert®, BRK® and Onelink® brands.

About Resideo

Resideo is a leading global manufacturer and distributor of technology-driven products and solutions that provide comfort, security, energy efficiency and control to customers worldwide. Building on a 130-year heritage, Resideo has a presence in more than 150 million homes, with 15 million systems installed in homes each year. We continue to serve more than 110,000 professionals through leading distributors, including our ADI Global Distribution business, which exports to more than 100 countries from nearly 200 stocking locations around the world. For more information about Resideo, please visit www.resideo.com.

Resideo Contacts:
Investors:	Media:
Jason Willey	Bruce Eric Anderson
investorrelations@resideo.com	bruce.e.anderson@resideo.com